$2,000,000.00 REVOLVING CREDIT LOAN




                                 AMENDMENT NO. 1

                                       TO

                           LOAN AND SECURITY AGREEMENT

                    originally dated as of December 26, 2000

                                 by and between

                              GISH BIOMEDICAL, INC.
                                  ("Borrower")

                                       and

                         HELLER HEALTHCARE FINANCE, INC.
                                   ("Lender")





                         Amended as of February 9, 2002

                 AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT
                 ----------------------------------------------


     THIS AMENDMENT NO. 1 TO LOAN AND SECURITY AGREEMENT (the "Amendment") is made as of this 9th day of February, 2002, by and among GISH BIOMEDICAL, INC., a California corporation ("Borrower"), and HELLER HEALTHCARE FINANCE, INC., a Delaware corporation ("Lender").


                                    RECITALS
                                    --------

     A. Pursuant to that certain Loan and Security Agreement dated December 26, 2000 by and between Borrower and Lender (as amended hereby and as may be further amended from time to time, the "Loan Agreement"), the parties have established certain financing arrangements that allow Borrower to borrow funds from Lender in accordance with the terms and conditions set forth in the Loan Agreement.

     B. The parties now desire to amend the Loan Agreement in accordance with the terms and conditions set forth below.

     C. Capitalized terms used but not defined in this Amendment shall have the meanings that are set forth in the Loan Agreement.


     NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained in this Amendment, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Lender and Borrower have agreed to the following amendments to the Loan
Agreement:

     1. Amendments to Loan Agreement.
        ----------------------------

        (a) Section 1.17a of the Loan Agreement-Definition of "Foreign Account". The following definition of "Foreign Account" shall be added as a new Section 1.17a:

        "Section 1.17a Foreign Account. "Foreign  Account" shall mean an Account
                       ---------------
        to be paid by an Account Debtor whose principal place of business and/or executive office is outside of the United States and which Account is subject to a Guaranty from theExport-Import Bank of the United States ("Ex-Im Bank) of at least ninety-five percent (95%). Upon receipt of a Borrowing Base Certificate from Borrower, Lender, together with EX-IM Bank and the Trade Finance division of GE Capital Corporation, shall determine, in their collective credit judgment, whether a Foreign Account shall be deemed to be a Qualified Account, notwithstanding and regardless of the exclusions set forth in the definition of Qualified Account."

        (b)  Section  1.42(h) of the Loan Agreement - Definition  of  "Qualified
             -------------------------------------------------------------------
Account".  Section  1.42(h)  shall be deleted and  restated  in its  entirety as
-------
follows:

        "(h) except for any Foreign Account, the Account is an Account of an Account Debtor having its principal place of business or executive office outside the United States;"

        (c) Section 1.46 of the Loan Agreement- Definition of "Termination Fee".
            --------------------------------------------------------------------
Section 1.46 shall be deleted and restated in its entirety as follows:

        "Section 1.46 Termination Fee."Termination Fee" shall mean a fee payable
                      ---------------
        upon termination of the Agreement, as yield maintenance for the loss of bargain and not as a penalty, equal to either (a) if the date of notice of a termination is on or before the third (3rd) anniversary of the Closing Date, three percent (3%) of the Maximum Loan Amount, and (b) if the date of a notice of termination is after the third (3rd) anniversary of the Closing Date and on or before the fourth anniversary of the Closing Date, two percent (2%)of the Maximum Loan Amount."

        (d) Section 2.1(a) of the Loan Agreement - Maximum Loan  Amount. Section
            ------------------------------------------------------------
2.1(a) shall be deleted and restated in its entirety as follows:

        "(a) The maximum aggregate principal amount of credit extended by Lender to Borrower under this Agreement (the "Loan") that will be outstanding at any time is Four Million and No/100 Dollars ($4,000,000.00) (the "Maximum Loan Amount"). Notwithstanding anything in this Loan Agreement to the contrary, the Maximum Loan Amount will be subject to a sublimit of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) for Revolving Credit Loans advanced on Foreign Accounts, and any funding above such sublimit shall in each instance be subject to the written approval of Lender's credit committee, exercising its sole credit judgment."

        (e) Section 2.1(d) of  the  Loan  Agreement - Advance  Rate.  The  first
            --------------------------------------------------------
sentence of Section 2.1(d) shall be deleted and restated in its entirety as follows:

        "Subject to the terms and conditions of this Agreement, advances under the Loan shall be made against a borrowing base equal to eighty-five percent (85%) of Qualified Accounts due and owing from any Account Debtor (the "Borrowing Base")."

        (f) Section 2.4(c) of the Loan Agreement - Loan Management Fee.The first
            ----------------------------------------------------------
sentence of Section 2.4(c) shall be deleted and restated in its entirety as follows:

        "For so long as the Loan is available to Borrower, Borrower shall unconditionally pay to Lender a monthly loan management fee (the "Loan Management Fee") equal to (i) one-fifth of one percent (0.20%) of the average amount of the outstanding principal balance of the Revolving

        Credit Loans that are advanced during the preceding month against non-Foreign Accounts,and (ii) one-tenth of one percent(0.10%) of the average amount of the outstanding principal balance of the Revolving Credit Loans that are advanced during the preceding month against Foreign Accounts."

        (g)  Section 2.8(a) of the Loan Agreement - Extension  of Term.  Section
             ----------------------------------------------------------
2.8(a) shall be deleted and restated in its entirety as follows:

        "(a) Subject to Lender's right to cease making Revolving Credit Loans to Borrower upon or after any Event of Default, this Agreement shall be in effect until February 1, 2005, unless terminated as provided in this
        Section 2.8 (the"Term"),and this Agreement shall be renewed for one-year periods thereafter upon the mutual written agreement of the parties."

        (h) Section 6.23 of the Loan  Agreement - Net Worth.  Section 6.23 shall
            ------------------------------------------------
be deleted and restated in its entirety as follows:

        "Section  6.23.  Net Worth. Borrower will not at any time  allow its net
                         ---------
        worth, as computed in accordance with GAAP, to fall below Seven Million and No/100 Dollars ($7,000,000)."

        (i) Section 6.24 of the Loan Agreement - Net Income. The following shall
            -----------------------------------------------
be added as a new Section 6.24 to the Agreement:

        "Section 6.24. Net Income. Borrower shall achieve Net Income of at least
                       -----------
        One Dollar ($1.00) for the three (3) month period beginning on June 1, 2002 and ending on August 31, 2002. Thereafter, Borrower shall maintain positive Net Income for each three (3) month period, as calculated on a rolling basis. For purposes of this Agreement, the term "Net Income" shall be computed in accordance with GAAP, but which computation shall be subject to Lender's sole credit judgment. Notwithstanding the provisions of Section 2.8, if Borrower fails to comply with this Section
        6.24 and Lender determines to terminate the Loan solely as a result of such non-compliance, Borrower shall not be obligated to pay the Termination Fee to Lender."

        (j) Section 6.25 of the Loan Agreement -EX-IM Bank Insurance Policy. The
            ----------------------------------------------------------------
following shall be added as a new Section 6.25 to the Agreement:

        "Section 6.25. Compliance  with EX-IM Bank  Insurance  Policy.  Borrower
                       -----------------------------------------------
        shall comply with all reporting and other requirements set forth in the policy of insurance issued by EX-IM Bank and shall take all necessary action to keep such policy in full force and effect."

        (k) Section 9.1(b)  of  the Loan  Agreement -  Expenses  and  Fees.  The
            ---------------------------------------------------------------
following sentence shall be inserted after the first sentence of Section 9.1(b):

                  "The fees described in the foregoing sentence shall include fees incurred by the Trade Finance Division of GE Capital Corporation to monitor and process information relating to foreign Accounts, which fees shall include (i) a one-time start-up fee equal to $3,500, (ii) an annual software licensing fee of $6,000 per year, (iii) a quarterly actual line use fee equal to .50% per annum, but of at least $1,000 per quarter, and (iv) any other similar fees of like kind commensurate with the foregoing rates, subject, however, to increases that are customary within the industry."

     2. Fees and  Costs.  Borrower  shall  unconditionally  pay to the  Lender a
        ---------------
commitment fee equal to one percent (1%) of the increase in the Maximum Loan Amount, or Twenty Thousand Dollars ($20,000). In addition, Borrower shall be responsible for the payment of all reasonable fees of Lender's in-house counsel incurred in connection with the preparation of this Amendment and any related documents. Borrower hereby authorizes Lender to deduct all of such fees set forth in this Section from the proceeds of the next Revolving Credit Loan.

     3. Confirmation of Representations and Warranties. Borrower hereby confirms
        -----------------------------------------------
that all of the representations and warranties set forth in Article IV of the Loan Agreement are true and correct as of the date hereof, and specifically represents and warrants to Lender that it has good and marketable title to all of its respective Collateral, free and clear of any lien or security interest in favor of any other person or entity.

     4. Updated  Schedules.  As a condition  precedent to Lender's  agreement to
        ------------------
enter into this Amendment, and in order for this Amendment to be effective, Borrower shall revise, update and deliver to Lender all Schedules to the Loan Agreement to update all information as necessary to make the Schedules previously delivered correct. Borrower hereby represents and warrants that the information set forth on the attached Schedules is true and correct as of the date of this Amendment. The attached Schedules are hereby incorporated into the Loan Agreement as if originally set forth therein.

     5. Reference to the Effect on the Loan Agreement.
        ---------------------------------------------

        (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement," "hereunder," "hereof," "herein" or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment.

        (b) Except as specifically amended above, the Loan Agreement, and all other Loan Documents, shall remain in full force and effect, and are hereby ratified and confirmed.

        (c) The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided in this Amendment, operate as a waiver of any right, power or remedy of Lender, nor constitute a waiver of any provision of the Loan Agreement, or any other documents, instruments and agreements executed or delivered in connection with the Loan Agreement.

     6.  Governing  Law.  This  Amendment  shall be governed by and construed in
         ---------------
accordance with the laws of the State of Maryland.

     7.  Headings.   Section   headings  in  this  Amendment  are  included  for
         ---------
convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

     8. Counterparts.  This Amendment may be executed in counterparts,  and both
        -------------
counterparts taken together shall be deemed to constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed as of the date first written above.

                                     LENDER:

                                     HELLER HEALTHCARE FINANCE, INC.,
                                     a Delaware corporation


                                     By: /s/ Joseph Prandoni
                                         ------------------------------------
                                     Name: Joseph Prandoni
                                     Title: Vice President


                                     BORROWER:

                                     GISH BIOMEDICAL, INC.,
                                     a California corporation


                                     By: /s/ Leslie M. Taeger
                                         -------------------------------------
                                     Name: Leslie M. Taeger
                                     Title:   Chief Financial Officer